EXHIBIT I
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DESCARTES PROVIDES BUSINESS UPDATE


      ANNOUNCES SETTLEMENT-IN-PRINCIPLE OF SECURITIES CLASS ACTION LAWSUIT,
         PRELIMINARY ESTIMATE OF Q3FY05 ENDING CASH, APPOINTMENT OF CEO

WATERLOO, ONTARIO, NOVEMBER 2, 2004 -- The Descartes Systems Group Inc., (Nasdaq:DSGX), (TSX:DSG), a leading provider of technology solutions for distribution and logistics sensitive organizations, today provided a preliminary business update following the conclusion of its third fiscal quarter ended October 31, 2004 (Q3FY05). As described in more detail below, the Company announced:

     o    The settlement-in-principle of the securities class action lawsuit;

     o    A preliminary estimate of its cash position as at October 31, 2004;

     o    The appointment of Arthur Mesher as Chief Executive Officer (CEO); and

     o    The date of release of its Q3FY05 financial results.


SETTLEMENT-IN-PRINCIPLE OF SECURITIES CLASS ACTION LITIGATION

The Company announced that it has reached an agreement in principle to settle the securities class action litigation that was brought in May 2004 in the U.S. District Court for the Southern District of New York against Descartes and certain of its former officers. The litigation was purportedly brought on behalf of certain shareholders who had purchased Descartes common shares and alleged violations of U.S. federal securities laws.

Under the terms of the settlement-in-principle, a settlement fund will be established in the total amount of $1.5 million, of which approximately $1.1 million will be paid by Descartes' insurers and the balance paid by Descartes. The settlement-in-principle is subject to the signing of a definitive settlement agreement and final approval by the court.

"While Descartes continues to deny each of the plaintiffs' claims in their entirety, we believe that this settlement is in Descartes' best interest," said Scott Pagan, Descartes' General Counsel. "By disposing of this suit now, we avoid potentially years of distraction caused by the demands of the lawsuit, as well as the significant expenses and uncertainties that would be associated with continued litigation. We appreciate the assistance of our counsel, Brian Pastuszenski of Testa, Hurwitz & Thibeault, LLP, in bringing this matter to a swift conclusion."

As Descartes previously accrued for anticipated defense costs relating to the securities class action litigation in the second quarter ended July 31, 2004, the settlement-in-principle will not impact the Company's operating results for Q3FY05 or any future quarter. Descartes paid its entire settlement contribution and defense costs, totaling $0.5 million, within Q3FY05.

PRELIMINARY ESTIMATE OF CASH POSITION AS AT OCTOBER 31, 2004

The Company will report its final Q3FY05 financial results on November 30, 2004 before the market opens (see details below). The Company emphasizes that any results referred to in this press release are preliminary and estimated based upon reviews undertaken to date, and that the

Company's final results for Q3FY05 may vary from these preliminary estimates, perhaps materially. All dollar amounts referred to in this release are in U.S. dollars and determined in accordance with U.S. GAAP (Generally Accepted Accounting Principles).

The Company estimates that aggregate cash, cash equivalents and marketable securities as at October 31, 2004 will be approximately $46.0 million, down only $0.4 million from $46.4 million as at July 31, 2004. Cash generated by the business was used to pay the $0.5 million contribution to the class action settlement and defense as well as approximately $1.5 million towards previously announced restructuring activities. As of October 31, 2004, the outstanding principal amount of Descartes' convertible debentures due June 30, 2005 was $27.0 million. Descartes has the right, at its option and subject to certain conditions, to satisfy the aggregate principal amount owing on the convertible debentures at maturity through the issuance of Descartes common shares.

"Our preliminary estimate of our ending cash position for Q3FY05 indicates that our business operations have stabilized in our first full quarter since restructuring," said Mesher in reference to Descartes' performance in Q3FY05. "With this type of operating performance, our continued focus on aligning operating expenses with visible and recurring revenues, and our healthy cash position, our customers can be confident that we are positioned to remain a customer-centric organization that will deliver superior results to our customers on a long-term basis."

APPOINTMENT OF CEO

The Company also announced today the appointment of Arthur Mesher as CEO, effective immediately. Mesher was previously a member of the Company's interim Office of the CEO, as well as the Company's Executive Vice President, Strategic Development. Mr. Mesher first joined Descartes in 1998 from Gartner Group where he was a Research Director and launched Gartner's Integrated Logistics Strategies Services. Brandon Nussey, the other member of the interim Office of the CEO, will continue in his role as Chief Financial Officer.

"The Board of Directors is very pleased with the performance of Descartes' employees under the leadership of Arthur Mesher and Brandon Nussey over the past two quarters, and looks forward to their contribution to Descartes' future success," said Dr. Stephen Watt, Chairman of the Board of Descartes.

"I would like to thank the Board for their confidence and I look forward to leading Descartes at this extremely exciting time in its development," commented Mesher on his appointment.

Q3FY05 FINAL RESULTS

The Company will report its final Q3FY05 financial results on November 30, 2004 before the market opens. Company management will discuss the results, business prospects and future expectations in a live conference call and audio Web cast with the financial community at 8:00 a.m. ET on November 30, 2004.

Interested parties may listen to the audio Web cast via the Descartes Web site at www.descartes.com/investors.

Replays of the conference call will be available in two formats immediately following the completion of the conference call. A telephone replay will be accessible for 24 hours by dialing 888-203-1112 or 719-457-0820 and quoting reservation number 968678. An archived replay of the audio Web cast will also be available through the Descartes Web site at www.descartes.com/investors.

About Descartes
The Descartes Systems Group Inc. (Nasdaq:DSGX) (TSX:DSG) is a leading provider of technology solutions for distribution and logistics sensitive organizations. Helping companies reduce costs, save time, and enhance customer satisfaction, Descartes' products and services provide connectivity and document exchange, route planning and wireless dispatch, inventory and asset visibility, transportation management, and warehouse optimization. These products and services enable distribution-sensitive companies in industries such as retail, consumer packaged goods, manufacturing, transportation, third-party logistics, and distribution to optimize and gain real-time control of their inventory and assets. Descartes' services are used by more than 2,500 customers in over 60 countries. For more information, visit www.descartes.com.


Safe Harbor Statement
THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT RELATE TO THE SETTLEMENT OF THE SECURITIES CLASS ACTION LITIGATION, THE IMPACT OF THE SETTLEMENT-IN-PRINCIPLE ON DESCARTES' FINANCIAL RESULTS, PRELIMINARY ESTIMATES OF FINANCIAL RESULTS AND CONDITION AND USE OF CASH, POSITIONING OF DESCARTES TO DELIVER RESULTS; THE DATE OF RELEASE OF FINAL Q3FY05 FINANCIAL RESULTS AND OTHER MATTERS THAT MAY CONSTITUTE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF DESCARTES TO DIFFER MATERIALLY FROM THE ANTICIPATED RESULTS, PERFORMANCE OR ACHIEVEMENTS IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THE NEGOTIATION AND SIGNING OF A DEFINITIVE SETTLEMENT AGREEMENT RELATING TO THE CLASS ACTION, FINAL APPROVAL OF THE SETTLEMENT BY THE U.S. DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK; THE ABILITY TO CONTINUE TO ALIGN OPERATING EXPENSES TO VISIBLE AND RECURRING REVENUES; THE ABILITY TO ACHIEVE COST REDUCTIONS ON A TIMELY BASIS; THE TIMING OF THE COMPLETION AND CONCLUSIONS OF THE INDEPENDENT AUDITOR'S REVIEW OF THE Q3FY05 FINANCIAL RESULTS, THE ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL; VARIANCES IN OUR REVENUES FROM QUARTER TO QUARTER; DEPARTURES OF KEY CUSTOMERS; GLOBAL ECONOMIC, MARKET AND POLITICAL CONDITIONS; AND OTHER FACTORS DISCUSSED IN THE SECTION ENTITLED, "RISK FACTORS" IN DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, THE ONTARIO SECURITIES COMMISSION AND OTHER SECURITIES COMMISSIONS ACROSS CANADA.


Contact Information
Anca Mihalia

(519) 746-6114 ext. 2238

pr@descartes.com
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